Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MINERVA NEUROSCIENCES, INC.

Minerva Neurosciences, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Corporation is Minerva Neurosciences, Inc. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on April 23, 2007 under the original name of the Corporation, Cyrenaic Pharmaceuticals, Inc., and was corrected by a Certificate of Correction filed with the Secretary of State of the State of Delaware on May 16, 2007. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 29, 2007 and was amended by the Certificate of Merger filed with the Secretary of State of the State of Delaware on November 12, 2013. A second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 9, 2014 and was further amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on June 17, 2022 and a second Certificate of Amendment filed with the Secretary of State of the State of Delaware on December 22, 2025 (the “Certificate of Incorporation”).

SECOND: The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Certificate of Incorporation, as follows:

RESOLVED, that Article EIGHTH, paragraph (a), shall be amended and restated to read in its entirety as follows:

“(a) No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. Solely for purposes of this Article EIGHTH, paragraph (a), “officer” shall have the meaning provided in Section 102(b)(7) of the GCL.”

RESOLVED FURTHER, that Article NINTH shall be amended and restated to read in its entirety as follows:

“NINTH: [Reserved.]”

THIRD: The foregoing amendment to the Certificate of Incorporation was duly approved by the Board.

FOURTH: Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer on this 4th day of June, 2026.

MINERVA NEUROSCIENCES, INC.

By:	/s/ Remy Luthringer
Name: Remy Luthringer Ph.D.
Title: Chief Executive Officer